PRICING SUPPLEMENT                                 PRICING SUPPLEMENT NO. 803 TO
(TO PROSPECTUS DATED SEPTEMBER 29, 2006  REGISTRATION STATEMENT NOS. 333-137691,
AND PROSPECTUS SUPPLEMENT                                          333-137691-02
DATED SEPTEMBER 29, 2006)                                DATED NOVEMBER 21, 2008
CUSIP: 00083GZ64                                                  RULE 424(b)(2)

                                [ABN AMRO LOGO]
                                   $4,350,000
                               ABN AMRO BANK N.V.
                                 ABN NOTES(SM)
                            SENIOR FIXED RATE NOTES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.
                                ----------------
 15.00% (ANNUALIZED) THREE MONTH KNOCK-IN REVERSE EXCHANGEABLE SECURITIES LINKED
               TO THE SPDR TRUST SERIES 1 DUE FEBRUARY 26, 2009

THE SECURITIES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY. Instead, the payout at maturity will be based on the performance of the shares of the SPDR Trust, Series 1, which we refer to as the Underlying Fund, during the life of the Securities, and in certain circumstances described below, we will exchange each Security at maturity for a predetermined number of the shares of the Underlying Fund rather than the principal amount of the Securities. THE MARKET VALUE OF THOSE SHARES OF THE UNDERLYING FUND WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES                    15.00% (Annualized) Three Month Knock-in Reverse
                              Exchangeable Securities linked to the SPDR Trust
                              Series 1 due February 26, 2009.

PRINCIPAL AMOUNT              $4,350,000

UNDERLYING FUND               The SPDR Trust Series 1, an exchange traded fund
                              which we refer to as the Underlying Fund.

INTEREST RATE                 15.00% per annum, payable monthly in arrears on
                              the 26th day of each month commencing on December
                              26, 2008 and ending on the maturity date.

ISSUE PRICE                   100%

SETTLEMENT DATE               November 26, 2008

PRICING DATE                  November 21, 2008

MATURITY DATE                 February 26, 2009

INITIAL PRICE                 $79.52, 100% of the closing price per share of
                              the Underlying Fund on the pricing date. (The initial price is subject to adjustment for certain corporate events affecting the Underlying
                              Fund, which we describe in "Description of Securities --Discontinuance of the Underlying
                              Fund; Alteration of Method of Calculation").

FINAL PRICE                   100% of the closing price per share of the
                              Underlying Fund on the determination date.

KNOCK-IN LEVEL                $47.71, 60% of the initial price.

REDEMPTION AMOUNT             12.575 shares of the Underlying Fund for each
                              $1,000 principal amount of Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATE            February 23, 2009, subject to adjustment in
                              certain circumstances which we describe in "Description of the Securities -- Determination
                              Date."

PAYMENT AT MATURITY           The payment at maturity, if any, is based on the
                              performance of the Underlying Fund, and will consist of an amount in cash as follows:

                                   (i) if the closing price of the Underlying
                              Fund on the primary U.S. exchange or market for the Underlying Fund has not fallen below the knock-in level on any trading day from but not including the pricing date to and including the determination date, we will pay you the principal amount of each Security in cash.

                                   (ii) if the closing price of the Underlying
                              Fund on the primary U.S. exchange or market for such Underlying Fund has fallen below its knock-in level on any trading day from but not including the pricing date to and including the determination date:

                                   a) if the closing price of the Underlying
                                   Fund on the determination date is at or
                                   above the initial price of the Underlying
                                   Fund, we will pay you the principal amount of each Security in cash; or

                                   b) if the closing price of the Underlying
                                   Fund on the determination date is below the initial price of the Underlying Fund, we will deliver to you a number of shares of the Underlying Fund equal to the Redemption Amount.

                              If due to events beyond our reasonable control, as determined by us in our sole discretion, shares of the Underlying Fund are not available for delivery at maturity we may pay you, in lieu of the Redemption Amount, the cash value of the Redemption Amount, determined by multiplying the Redemption Amount by the Closing Price of the Underlying Fund on the Determination Date.

                              IF WE DELIVER SHARES OF THE UNDERLYING FUND AT MATURITY, THE MARKET VALUE OF THOSE SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO. IN SUCH A CASE, YOU WILL LOSE SOME OR ALL OF YOUR INITIAL PRINCIPAL INVESTMENT.

                              The payment at maturity is subject to adjustment in certain circumstances as described in "Description of the Securities in this pricing supplement.

GUARANTEE                     The Securities will be fully and unconditionally
                              guaranteed by ABN AMRO Holding N.V.

DENOMINATIONS                 The Securities may be purchased in denominations
                              of $1,000 and integral multiples thereof.

NO AFFILIATION WITH           The SPDR Trust Series 1, which we refer to as the
SPDRS                         Underlying Fund is not an affiliate of ours and
                              is not involved with this offering in any way.
                              The obligations represented by the Securities are our obligations, not those of the Underlying
                              Fund. Investing in the Securities is not equivalent to investing in the Underlying Fund.
                              We are not affiliated with the sponsor of the Underlying Fund and the sponsor of the Underlying
                              Fund is not involved with this offering in any way. The obligations represented by the Securities are our obligations, not those of the Underlying Fund or the sponsor of the Underlying
                              Fund.

LISTING We do not intend to list the Securities on any securities exchange.

THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.
THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Securities but have agreed to use reasonable efforts to solicit offers to purchase the Securities. TO THE EXTENT THE FULL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED BY THIS PRICING SUPPLEMENT IS NOT PURCHASED BY INVESTORS IN THE OFFERING, ONE OR MORE OF OUR AFFILIATES HAS AGREED TO PURCHASE THE UNSOLD PORTION, WHICH MAY CONSTITUTE A SUBSTANTIAL PORTION OF THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES, AND TO HOLD SUCH SECURITIES FOR INVESTMENT PURPOSES.
SEE "HOLDING OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS" AND "PLAN OF DISTRIBUTION." This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                           PRICE $1,000 PER SECURITY

                                                                          PROCEEDS TO
                           PRICE TO PUBLIC   AGENT'S COMMISSIONS(1)   ABN AMRO BANK N.V.
Non-Principal Protected
Securities                       100%                1.50%                  98.50%
Total                         $4,350,000            $65,250               $4,284,750

(1) For additional information see "Plan of Distribution" in this pricing supplement.

                             ABN AMRO INCORPORATED

     In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities" and to each individual security offered hereby as a "Security."

     Reverse Exchangeable(SM) and ABN Notes(SM) are service marks of ABN AMRO Bank N.V.

     ANY SECURITIES ISSUED, SOLD OR DISTRIBUTED PURSUANT TO THIS PRICING SUPPLEMENT MAY NOT BE OFFERED OR SOLD (i) TO ANY PERSON/ENTITY LISTED ON SANCTIONS LISTS OF THE EUROPEAN UNION, UNITED STATES OR ANY OTHER APPLICABLE LOCAL COMPETENT AUTHORITY; (ii) WITHIN THE TERRITORY OF CUBA, SUDAN, IRAN AND MYANMAR; (iii) TO RESIDENTS IN CUBA, SUDAN, IRAN OR MYANMAR; OR (iv) TO CUBAN NATIONALS, WHEREVER LOCATED.

                                    SUMMARY

     THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS." IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

     The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V. and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities are senior notes of ABN AMRO Bank N.V. and have a maturity of three months. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the SPDR Trust Series 1, which we refer to as the Underlying Fund. THEREFORE YOUR INITIAL PRINCIPAL INVESTMENT IS AT RISK.

The Securities have certain features that make them what we refer to as "Knock-in Reverse Exchangeable Securities." This means that if the closing price of the Underlying Fund on the primary U.S. securities exchange or organized market for the Underlying Fund, which we refer to as the relevant exchange, never falls below a certain price level, which we call the knock-in level, on any trading day from but not including the pricing date to and including the determination date (such period, the "Knock-in Period"), then we will pay you in cash the principal amount of each Security at maturity. On the other hand, if the closing price of the Underlying Fund on the relevant exchange falls below its knock-in level on any trading day during the Knock-in Period, then the payment at maturity will depend on the closing price of the Underlying Fund on the determination date. In this latter case, if the closing price of the Underlying Fund on the determination date is equal to or greater than the initial price, we will pay you in cash the principal amount of each Security you hold; if the closing price of the Underlying Fund on the determination date is less than the initial price, we will deliver to you, in exchange for each $1,000 principal amount of Securities, a number of shares of the Underlying Fund equal to the Redemption Amount.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

     The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because the investor in the Securities, indirectly sells a put option to us on the Underlying Fund shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

     The put option you indirectly sell to us creates the feature of exchangeability. If the closing price of the Underlying Fund on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, and on the determination date the closing price per shares of the Underlying Fund is less than the initial price, you will receive a fixed number of shares of the Underlying Fund for each Security you hold, which we call the redemption amount. On the other hand, if the closing price of the Underlying Fund on the relevant exchange falls below the knock-in level, and on the determination date the closing price per Underlying Share is equal to or greater than the initial price, you will receive $1,000 for each Security you hold. Because of the exchangeability of the Securities, and because we will determine whether you will receive cash or Underlying Fund shares by reference to the closing price of the Underlying Fund on the determination date, such securities are generally referred to as "reverse exchangeable securities." However, because this feature of exchangeability is created only if the closing price of the Underlying Fund on the relevant exchange falls below the knock-in level on any trading day during the Knock-in Period, we call the Securities "Knock-in Reverse Exchangeable Securities."

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES AND HOW IS THIS AMOUNT CALCULATED?

     The payment, if any, you will receive at maturity for each $1,000 principal amount of Securities, is based on the performance of the Underlying Fund, and will consist of a cash payment calculated as follows:

i) If the closing price of the Underlying Fund on the primary U.S. exchange or market for such Underlying Fund has not fallen below the knock-in level on any trading day from but not including the pricing date to and including the determination date, we will pay you the principal amount of each Security in cash.

ii) If the closing price of the Underlying Fund on the primary U.S. exchange or market for such Underlying Fund has fallen below the knock-in level on any trading day from but not including the Pricing Date to and including the Determination Date:

a) in the event that the closing price of the Underlying Fund on the determination date is at or above the initial price, we will pay you the principal amount of each Security in cash; or

b) in the event that the closing price of the Underlying Fund on the determination date is below the initial price we will deliver to you a number of shares of the Underlying Fund equal to the Redemption Amount.

     If due to events beyond our reasonable control, as determined by us in our sole discretion, shares of the Underlying Fund are not available for delivery at maturity we may pay you, in lieu of the Redemption Amount, the cash value of the Redemption Amount, determined by multiplying the Redemption Amount by the Closing Price of the Underlying Fund on the Determination Date.

     The payment at maturity is subject to adjustment in certain circumstances, which we describe in "Description of Securities -- Adjustment Events."

HOW ARE THE REDEMPTION AMOUNT AND KNOCK-IN LEVEL DETERMINED?

     The Redemption Amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. Since shares of the Underlying Fund are held in book entry form, no stock certificates are issued. Accordingly, any shares of the Underlying Fund which are delivered to you will be delivered in book entry form and will include any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities based on the closing price of the Underlying Fund on the determination date.

     The knock-in level is 60% of the initial price.

     The initial price and consequently the redemption amount and knock-in level are subject to adjustment for certain corporate events affecting the Underlying Fund, which we describe in "Description of Securities -- Adjustment Events."

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

     The Securities pay interest at a rate of 15.00% per annum. The interest rate is fixed at issue and is payable monthly in arrears. This means that irrespective of whether the Securities are exchanged at maturity for cash or the stock redemption amount, you will be entitled to monthly interest payments on the full principal amount of the Securities you hold, payable in cash. Interest on the Securities will be computed and accrue on the basis of a 360-day year of twelve 30-day months, or in the case of an incomplete month, the actual number of days elapsed from and including the most recent interest payment date, or if no interest has been paid, from the issue or other interest accrual date, to but excluding the earlier of the next interest payment date or the maturity date.

CAN YOU GIVE ME EXAMPLES OF THE PAYMENT I WILL RECEIVE AT MATURITY DEPENDING ON THE PERFORMANCE OF THE UNDERLYING FUND?

     If, for example, in a hypothetical offering, the interest rate was 10% per annum, the initial price of the underlying fund was $145.00 per share and the knock-in level for such offering was 80% then the knock-in level would be $116.00 per share or 80% of the initial price and the redemption amount would be 6.897 shares of the Underlying Fund, or $1,000 divided by $145.00.

     If the hypothetical closing price of that underlying fund had fallen below its knock-in level of $116.00 on any trading day from but not including the pricing date to and including the determination date, then payment at maturity would depend on the closing price of the Underlying Fund on the determination date. In this case, if the closing price of the Underlying Fund on the determination date is

$136.00 per share, which is below the initial price, you would receive 6.897 shares of the underlying fund for each $1,000 principal amount of the securities. Since shares of the Underlying Fund are held in book entry form we would deliver shares of the Underlying Fund in book entry form which allows us to deliver fractions of a share. You would receive on the maturity date for each $1,000 principal amount of the securities 6.897 shares of the underlying. In addition, over the life of the securities you would have received interest payments at a rate of 10% per annum.

     IN THIS HYPOTHETICAL EXAMPLE, THE MARKET VALUE OF THOSE 6.897 SHARES OF THE UNDERLYING FUND THAT WE WOULD DELIVER TO YOU AT MATURITY FOR EACH $1,000 PRINCIPAL AMOUNT OF SECURITY WOULD BE $937.99, WHICH IS LESS THAN THE PRINCIPAL AMOUNT OF $1,000, AND YOU WOULD HAVE LOST A PORTION OF YOUR INITIAL INVESTMENT.

     If, on the other hand, the closing price of the underlying fund on the determination date is $150.00 per share, which is above the initial price level, you will receive $1,000 in cash for each $1,000 principal amount of the securities regardless of the knock-in level having been breached. In addition, over the life of the Securities you would have received interest payments at a rate of 10% per annum.

     Alternatively, if the closing price of the underlying fund never falls below its knock-in price on any trading day from but not including the pricing date to and including the determination date, at maturity you would receive $1,000 in cash for each $1,000 principal amount of the Securities you hold regardless of the closing price of the underlying fund on the determination date. In addition, over the life of the Securities you would have received interest payments of 10% per annum.

     THESE EXAMPLES ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE BASED ON A HYPOTHETICAL OFFERING. IT IS NOT POSSIBLE TO PREDICT THE CLOSING PRICE OF THE UNDERLYING FUND ON THE DETERMINATION DATE OR AT ANY TIME DURING THE LIFE OF THE SECURITIES. FOR EACH OFFERING WE WILL SET THE INITIAL PRICE AND KNOCK-IN LEVEL AND REDEMPTION AMOUNT (SUBJECT TO ADJUSTMENT FOR CERTAIN EVENTS AFFECTING THE UNDERLYING FUND) ON THE DATE WE PRICE THE SECURITIES, WHICH WE REFER TO AS THE PRICING DATE. IT IS NOT POSSIBLE, HOWEVER, TO PREDICT THE CLOSING PRICE OF THE UNDERLYING FUND ON THE DETERMINATION DATE OR AT ANY TIME DURING THE LIFE OF THE SECURITIES.

     In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various hypothetical closing prices of the Underlying Fund on the determination date in the case where the knock-in level has been breached and in the case where the knock-in level has not been breached.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

YOU ARE NOT GUARANTEED TO RECEIVE ANY RETURN OF PRINCIPAL AT MATURITY. If the closing price of the Underlying Fund falls below the knock-in level on any trading day during the Knock-in Period, and the closing price of the Underlying Fund is below the initial price on the determination date, we will deliver to you shares of the Underlying Fund at maturity. The market value of those shares of the Underlying Fund at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

     Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING FUND OVER THE LIFE OF THE SECURITIES?

     No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. As a result, if the Underlying Fund has appreciated above its price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date.

     Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliate does make such a market in the Securities, it may stop doing so at any time.

     In connection with any secondary market activity in the Securities, our affiliate may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

     In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

     TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO BANK N.V.

     ABN AMRO Bank N.V. is an international banking group offering a wide range of banking products and financial services worldwide through our network of offices and branches. ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder are fully and unconditionally guaranteed by Holding.

On November 2, 2007 a consortium (the "Consortium") of the Royal Bank of Scotland Group plc, Fortis SA/NV and Fortis N.V. (collectively, "Fortis"), and Banco Santander Central Hispano SA, which had made a tender offer for the shares of Holding, announced that approximately 98.8% of the shares of Holding had been tendered to the Consortium as of October 31, 2007. On September 22, 2008 the Consortium acquired the remaining shares of Holding. On October 3, 2008 Holding jointly announced with the Dutch Minister of Finance (the "Minister") that on that date the Minister acquired all shares of Fortis Bank Nederland (Holding) NV from Fortis, which effectively transferred Fortis' share in Holding to the State of the Netherlands.

Holding is no longer listed on Euronext or the New York Stock Exchange but files periodic reports with the SEC. ABN AMRO Bank N.V. is rated AA- by Standard & Poor's and Aa2 by Moody's. "See "Risk Factors--Changes to Our Credit Ratings May Affect the Market Value of Your Securities."

WHERE CAN I FIND OUT MORE ABOUT THE UNDERLYING FUND?

     Because the Underlying Fund is an investment company registered under the Investment Company Act of 1940, as amended, the Underlying Fund is required to file periodically certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Fund" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Fund and other important information. The historical highest intra-day price, lowest intra-day price and last day closing price of the Underlying Fund for each quarter since 2003 are set forth under the heading "Public Information Regarding the Underlying Fund" in this Pricing Supplement.

WHO WILL DETERMINE WHETHER THE CLOSING PRICE OF THE UNDERLYING FUND HAS FALLEN BELOW ITS KNOCK-IN LEVEL, THE CLOSING PRICE OF THE UNDERLYING FUND ON THE DETERMINATION DATE, THE REDEMPTION AMOUNT AND THE INITIAL PRICE?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for Wilmington Trust Company, the trustee for the Securities and Citibank, N.A., the securities administrator. As calculation agent, AAI will determine whether the closing price of the Underlying Fund has fallen below the knock-in level, the closing price of the Underlying Fund on the determination date, redemption amount and the initial price. The calculation agent may adjust the initial price of the Underlying Fund and consequently the redemption amount and knock-in level, which we describe in the section called "Description of

Securities -- Discontinuance of the Underlying Fund; Alteration of Method of Calculation."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o seek a higher interest rate than the current dividend yield on the Underlying Fund or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

o are willing to accept the risks associated with owning equity in the form of an exchange traded fund in general and shares of the Underlying Fund in particular and the risk that they could lose their entire investment;

o do not expect to participate in any appreciation in the price of the Underlying Fund; and

o    and are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities.

     Some selected risk considerations include:

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o PRINCIPAL RISK. The Securities are not principal protected, which means there is no guaranteed return of principal. If the closing price of the Underlying Fund falls below the knock-in level on any trading day during the Knock-in Period and the closing price of the Underlying Fund on the determination date is less than its initial price, we will deliver to you a fixed number of shares of the Underlying Fund with a market value less than the principal amount of the Securities which value may be zero.

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our ABN Notes(SM) program and guaranteed by Holding. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our ABN Notes(SM) program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

     You may contact our principal executive offices at Gustav Mahleraan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (31-20) 628-9393.

                                  RISK FACTORS

     This section describes the most significant risks relating to the Securities. For a discussion of certain general risks associated with your investment in the Securities, please refer to the section entitled "Risk Factors" beginning on page S-3 of the accompanying prospectus supplement. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed principal amount in cash at maturity if the closing price of the Underlying Fund has fallen below the knock-in level on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Fund is below the initial price on the determination date. In such event, we will exchange each Security you hold for a number of shares of the Underlying Fund equal to the redemption amount. Such shares will have a market value of less than the principal amount of the Securities, and such value may be zero. You cannot predict the future performance of the Underlying Fund based on its historical performance. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF YOUR INITIAL PRINCIPAL INVESTMENT IN THE SECURITIES.

INVESTMENT IN THE SECURITIES IS NOT THE SAME AS A DIRECT INVESTMENT IN THE STOCKS THAT COMPRISE THE S&P 500 INDEX(R) OR IN THE S&P 500 INDEX(R) OR IN THE SPDR TRUST, SERIES 1

     An investment in the Securities is not the same as a direct investment in the stocks (or any other securities) that comprise the S&P 500 Index(R) or in the S&P 500 Index(R) or in the SPDR Trust, Series 1. This is due in part to the fact that the calculation agEnt does not adjust the valuation of the Underlying Fund, and therefore the return on the Securities, for the payment of cash dividends on the stocks (or any other securities) that comprise the S&P 500 Index(R) or the stocks held by the SPDR Trust, Series 1. In addition, the return on your Securities could be less than if you had invested directly in the stocks (or any other securities) comprising the S&P 500 Index(R) or held by the Underlying Fund because you will only participate in the change in the value of the Underlying Fund over the term of the Securities, the return on the Securities does not account for the return associated with the reinvestment of dividends that you would have received if you had invested directly in the stocks (or any other securities) comprising the Underlying Fund and because there are management fees charged by the Underlying Fund. You will not receive any payment of dividends on any of the stocks (or any other securities) comprising the Underlying Fund.

ADJUSTMENTS TO THE UNDERLYING FUND COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES

     The objective of the Underlying Fund is to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500 Index(R). The Underlying Fund at any time will consist of as many stocks which comprise the S&P 500 Index(R), which we refer to as Index Securities, as is practicable. Periodically, S&P may (i) determine that total shares outstanding have changed in one or more component Index Securities due to secondary offerings, repurchases, conversions or other corporate actions; (ii) determine that the available float shares of one or more of the Index Securities may have changed due to corporate actions, purchases or sales of securities by holders or other events, or (iii) replace one or more Index Securities due to mergers, acquisitions, bankruptcies, or other market conditions, or if the issuers of such Index Securities fail to meet the criteria for inclusion in the S&P 500 Index(R). The Underlying Fund aggregates certain of these adjustments and changes the composition of the Underlying Fund at least monthly. Any of these actions could adversely affect the prices of the Index Securities and/or the Underlying Fund and, consequently, the value of the Securities.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Underlying Fund shares will not exceed the principal amount of the Securities. If the closing price of the Underlying Fund on the determination date is equal to or exceeds the initial price (regardless of whether the knock-in level has been previously breached), you will receive the principal amount of the Securities irrespective of any appreciation in the share price of the Underlying Fund. You will not receive Underlying Fund shares or any other asset equal to the value of the shares of the Underlying Fund. As a result, if the Underlying Fund has appreciated above its closing price level on the pricing date, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliate has informed us that it intends to purchase and sell the Securities from time to time in off-exchange transactions, but it is not required to do so. If our affiliate does make such a market in the Securities, it may stop doing so at any time. In addition, the total principal amount of the Securities being offered is not being purchased by investors in the offering, and one or more of our affiliates has agreed to purchase the unsold portion. Such affiliate or affiliates intend to hold the Securities for investment purposes, which may affect the supply of Securities available for secondary trading and therefore adversely affect the price of the Securities in any secondary trading. If a substantial portion of any Securities held by our affiliates were to be offered for sale following this offering, the market price of such Securities could fall, especially if secondary trading in such Securities is limited or illiquid.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount, if any, to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     o the market price of the Underlying Fund, in particular, whether the market price of the Underlying Fund has fallen below the knock-in level;

     o the volatility (frequency and magnitude of changes) in the price of the Underlying Fund;

     o the dividend rate on the Underlying Fund and the equity securities held by the Underlying Fund. While dividend payments, if any, on the Underlying Fund and the equity securities held by the Underlying Fund are not paid to holders of the Securities, such payments may have an influence on the market price of the Underlying Fund and therefore on the Securities;

     o    interest and yield rates in the market;

     o economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the closing prices of the Underlying Fund and/or the Securities;

     o    the time remaining to the maturity of the Securities; and

     o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of the Underlying Fund is at, below, or not sufficiently above its knock-in level. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices."

THE UNDERLYING FUND IS NOT ACTIVELY MANAGED

     The Underlying Fund is not actively managed by traditional methods, and therefore the adverse financial condition of one or more issuers of stocks which comprise the S&P 500 Index(R) will not result in the elimination of such stock or stocks from the UnderlyinG Fund unless such stock or stocks are removed from the S&P 500 Index(R). Because payment, if any, at maturity of the Securities iS linked to the performance of the Underlying Fund, this may adversely affect the value of the Securities and the return, if any, on the Securities.

THE UNDERLYING FUND MAY NOT ALWAYS BE ABLE EXACTLY TO REPLICATE THE PERFORMANCE OF THE S&P 500 INDEX

     It is possible that, for a short period, the Underlying Fund may not fully replicate the performance of the S&P 500 Index due to the temporary unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances. In addition, the Underlying Fund is not able to replicate exactly the performance of the S&P 500 Index because the total return generated by the Underlying Fund is reduced by its expenses and transaction costs incurred in adjusting the actual balance of the Underlying Fund. Because payment, if any, at maturity of the Securities is linked to the performance of the Underlying Fund, this may adversely affect the value of the Securities and the return, if any, on the Securities.

CHANGES TO OUR CREDIT RATINGS MAY AFFECT THE MARKET VALUE OF YOUR SECURITIES

     ABN AMRO Bank N.V. is rated AA- by Standard & Poor's and Aa2 by Moody's. Our credit ratings are an assessment of our ability to pay our obligations, including those under the Securities. Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization. Consequently, actual or anticipated changes to our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon factors in addition to our ability to pay our obligations under the Securities, an improvement in our credit ratings will not necessarily increase the market value of the Securities and will not reduce market risk and other investment risks related to the Securities. See "Risk Factors--Market Price of the Securities Influenced by Many Unpredictable Factors"

THE INCLUSION OF COMMISSIONS AND COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

AN INCREASE IN THE VALUE OF THE UNDERLYING FUND WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning the Underlying Fund. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Fund, and changes in the market price of the Underlying Fund may not result in a comparable change in the market value of your Securities. If the price per share of Underlying the Fund increases above its initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Fund to increase while the market price of the Securities declines.

WE MAY NOT BE ABLE TO DELIVER SHARES OF THE UNDERLYING FUND AT MATURITY

     If due to events beyond our reasonable control, as determined by us in our sole discretion, shares of the Underlying Fund are not available for delivery at maturity we may pay you, in lieu of the Redemption Amount, the cash value of the Redemption Amount, determined by multiplying the Redemption Amount by the Closing Price of the Underlying Fund on the Determination Date. Accordingly, if you have sold Underlying Fund shares and your sale is to settle on the maturity date or you have otherwise agreed to deliver Underlying Fund shares on the maturity date, your trade may fail in the event we do not deliver shares of the Underlying Fund to you.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN SHARES OF THE UNDERLYING FUND HELD BY US

     We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in shares of the Underlying Fund. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Fund, futures or options contracts on Underlying Fund listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Such hedging is carried out in a manner designed to minimize any impact on the price of the Underlying Fund. Our purchase activity, however, could potentially have increased the initial price of the Underlying Fund, and therefore inadvertently increased the level below which we would deliver to you at maturity cash in an amount less than the principal amount of your Securities.

     Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling shares of the Underlying Fund, futures or options contracts on the Underlying Fund listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engage in or may engage in has had or will have a material impact on the price of the Underlying Fund, we cannot give you any assurance that we have not or will not affect such price as a result of our hedging or trading activities. It is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading shares of the Underlying Fund and other investments relating to the Underlying Fund on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Fund and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Fund. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with the issuers of any of the stocks which comprise the Underlying Fund or their affiliates could lead to actions on the part of an issuer of any of the stocks that comprise the Underlying Fund which might adversely affect the value of the Underlying Fund.

     The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the shares of the Underlying Fund acquired by us or our affiliates. Neither we nor Holding nor any of our affiliates will pledge or otherwise hold shares of the Underlying Fund for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for shares of the Underlying Fund under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any shares of the Underlying Fund that we or Holding own will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING FUND

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Underlying Fund would have.

     Because neither we nor Holding nor any of our affiliates are affiliated with the sponsor or trustee of the Underlying Fund, we have no ability to control or predict the actions of such entities, including any actions of the type that would require the calculation agent to adjust the initial price and consequently the knock-in level and payment at maturity, and have no ability to control the public disclosure of these actions or any other events or circumstances affecting such entities. NEITHER THE UNDERLYING FUND NOR THE SPONSOR OF THE UNDERLYING FUND IS INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAVE ANY OBLIGATION TO CONSIDER YOUR INTEREST AS A HOLDER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO THE UNDERLYING FUND OR THE SPONSOR OF THE UNDERLYING FUND.

INFORMATION REGARDING THE UNDERLYING FUND

     Neither we nor Holding nor any of our affiliates assume any responsibility for the accuracy or adequacy of the information about the Underlying Fund contained in this Pricing Supplement or in any of its publicly available filings. AS AN INVESTOR IN THE SECURITIES, YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO THE UNDERLYING FUND. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY AFFILIATION WITH THE UNDERLYING FUND, AND ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent, will adjust the initial price and consequently the payment at maturity and knock-in level for certain events affecting the Underlying Fund. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Fund. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

     Certain of our affiliates have agreed to purchase for investment the portion of the Securities that has not been purchased by investors in this offering, which initially they intend to hold for investment purposes. As a result, upon completion of this offering, our affiliates may own a substantial portion of the aggregate principal amount of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

POTENTIAL CONFLICTS OF INTEREST BETWEEN HOLDERS OF SECURITIES AND THE CALCULATION AGENT

     As calculation agent, AAI will calculate the payout, if any, to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in shares of the Underlying Fund, as well as in other instruments related to the Underlying Fund. AAI and some of our other affiliates also trade the Underlying Fund on a regular basis as part of their general broker dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Fund and, accordingly could affect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

     In addition, if certain events occur as defined under "Description of Securities -- Discontinuance of the Underlying Fund; Alteration of Method of Calculation" the calculation agent may adjust the initial price and consequently the knock-in level and amount, if any, payable at maturity to reflect such event. The calculation agent's adjustment to the Securities may be influenced by, among other things, our or our affiliates' hedging transactions with respect to the Securities and our or their ability to hedge our obligations under the Securities following those reorganization events. While we do not currently anticipate the occurrence of such an event, there can be no assurance that such an event will not occur or that the calculation agent's adjustments upon such an event will not adversely affect the value of the Securities.

     Moreover, the issue price of the Securities includes the agents' commissions and certain costs of hedging our obligations under the Securities. Our affiliates through which we hedge our obligations under the Securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS, the Dutch authorities or a court may not agree with the tax treatment described in the accompanying Prospectus Supplement or this Pricing Supplement. Please read carefully the sections entitled "United States Federal Taxation" below and

"Taxation in the Netherlands" in the accompanying Prospectus Supplement. You should consult your tax advisor about your own situation.

THE SPDR TRUST, SERIES 1 DISCLAIMER

     The Securities are not sponsored, endorsed, sold or promoted by the Underlying Fund, the Sponsor or the Trustee of the Underlying Fund or any of its or their affiliates (together referred to as the Fund Parties) and none of the Fund Parties makes any representation or warranty, express or implied, regarding the advisability of investing in securities generally or the Securities particularly. None of the Fund Parties has any obligation to take the needs of the holders of the Securities into consideration in determining, comprising or calculating the Underlying Fund. None of the Fund Parties is responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of the Securities. None of the Fund Parties has any obligation or liability in connection with the administration, marketing or trading of the Securities.

"Standard & Poor's(R)", "S&P(R)", "Standard & Poor's 500 Composite Stock Price Index(R)", "S&P 500 Index(R)", "Standard & Poor's 500(R)", "Standard & Poor's Depositary Receipts(R)" and "SPDRs(R)" are trademarks of The McGraw-Hill Companies, Inc. State Street Global Markets, LLC is permitted to use these trademarks pursuant to a License Agreement with Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and SPDR Trust, Series 1, is permitted to use these trademarks pursuant to a sublicense from State Street Global Markets, LLC. SPDR Trust, Series 1 is not, however, sponsored by or affiliated with Standard & Poor's or The McGraw-Hill Companies, Inc. THESE TRADEMARKS AND SERVICE MARKS HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ABN AMRO BANK N.V. THE SECURITIES HAVE NOT BEEN PASSED ON BY ANY OF THE FOREGOING ENTITIES. THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY ANY OF THE FOREGOING ENTITIES AND NONE OF THE ABOVE MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES.

NONE OF THE FUND PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SHARE PRICE OF THE UNDERLYING FUND.

            HYPOTHETICAL TOTAL RETURN OF THE SECURITIES AT MATURITY

     The following tables set out the total return to maturity of a Security, based on the assumptions outlined below and several variables, which include
(a) whether the closing price of the Underlying Fund has fallen below the knock-in level on any trading day during the Knock-in Period and (b) several hypothetical closing prices for the Underlying Fund on the determination date. The information in the tables is based on hypothetical market values for the Underlying Fund. We cannot predict the market price or the closing price of the Underlying Fund on the determination date or at any time during the life of the Securities. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                          $79.52 (the closing price on the day we
                                          priced the Securities)

Knock-in level:                         $47.71 (60% of the Initial Price)

Annual Interest on the Securities:      15.00%

Term of the Securities:                 3 months

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING FUND FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

-------------------------------------------------------------------------------
        ASSUMED                           THREE
    UNDERLYING FUND      VALUE OF        MONTHLY         TOTAL RETURN(b)
   CLOSING PRICE ON     PAYMENT AT      INTEREST     ------------------------
  DETERMINATION DATE    MATURITY(a)    PAYMENTS(c)        $           %
-------------------------------------------------------------------------------
    $79.52 or above      $1,000.00       $37.50       $1,037.50      3.75%
        $77.53           $ 974.94        $37.50       $1,012.44      1.24%
        $73.95           $ 929.92        $37.50       $  967.42     -3.26%
        $72.36           $ 909.93        $37.50       $  947.43     -5.26%
        $65.12           $ 818.88        $37.50       $  856.38    -14.36%
        $57.31           $ 720.67        $37.50       $  758.17    -24.18%
        $45.85           $ 576.56        $37.50       $  614.06    -38.59%
        $32.10           $ 403.66        $37.50       $  441.16    -55.88%
        $16.05           $ 201.83        $37.50       $  239.33    -76.07%
        $ 8.03           $ 100.98        $37.50       $  138.48    -86.15%
        $ 0.00           $   0.00        $37.50       $   37.50    -96.25%
-------------------------------------------------------------------------------

PAYMENT AT MATURITY IF THE CLOSING PRICE OF THE UNDERLYING FUND NEVER FALLS BELOW THE KNOCK-IN LEVEL ON ANY TRADING DAY DURING THE KNOCK-IN PERIOD:

-------------------------------------------------------------------------------
        ASSUMED                           THREE
    UNDERLYING FUND      VALUE OF        MONTHLY         TOTAL RETURN(b)
   CLOSING PRICE ON     PAYMENT AT      INTEREST     ------------------------
  DETERMINATION DATE    MATURITY(d)    PAYMENTS(c)        $           %
-------------------------------------------------------------------------------
    $79.52 or above      $1,000.00        $37.50      $1,037.50     3.75%
        $71.57           $1,000.00        $37.50      $1,037.50     3.75%
        $67.99           $1,000.00        $37.50      $1,037.50     3.75%
        $47.71           $1,000.00        $37.50      $1,037.50     3.75%
-------------------------------------------------------------------------------

----------------
(a) Based on the assumptions set forth above, if the closing price of the Underlying Fund falls below $47.71 on any trading day during the Knock-in Period and, in addition, the closing price of the Underlying Fund is less than $79.52 on the determination date, the payment at maturity will be made in shares of the Underlying Fund. For determining the value of the payment at maturity, we have assumed that the closing price of the Underlying Fund will be the same on the maturity date as on the determination date.

(b) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" in this Pricing Supplement and "United States Federal Taxation" and "Taxation in the Netherlands" in the accompanying Prospectus Supplement.

(c) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any monthly interest payment period, the coupon payable in such period and, consequently, the total interest payable over the life of the Securities, may be less than the amount reflected in this column.

(d) Based on the assumptions set forth above, if the closing price of the Underlying Fund never falls below $47.71 on any trading day during the Knock-in Period, the payment at maturity will be made in cash.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the SEC's regional offices at Northeast Regional Office, 3 World Financial Center, Suite 400, New York, NY 10281 (tel: 212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference all Annual Reports on Form 20-F filed by Holding since September 29, 2006, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement Nos. 333-137691 or 333-137691-02, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these Securities.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

                PUBLIC INFORMATION REGARDING THE UNDERLYING FUND

SPDRS ARE OWNERSHIP INTERESTS IN THE SPDR TRUST

     SPDR Trust, Series 1, which we refer to as the Underlying Fund is a unit investment trust that issues securities called "Standard & Poor's Depositary Receipts" or "SPDRs." The Underlying Fund is called an exchange traded fund because its ownership interests or SPDRs trade on the American Stock Exchange like other equity securities. The price quotation from market information services for the ticker symbol "SPY" is the price of one SPDR or one share of the Underlying Fund. The Underlying Fund is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company ("Trustee") and PDR Services LLC ("the Fund Sponsor"), dated as of January 1, 2004 and effective as of January 27, 2004, as amended. The Underlying Fund is an investment company registered under the Investment Company Act of 1940. SPDRs represent an undivided ownership interest in a portfolio of all of the common stocks of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index(R)").

     The Underlying Fund has made filings with the SEC, You may read and copy these documents at the SEC Headquarters Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (tel: 202-551-8090), and at the SEC's regional offices at Northeast Regional Office, 3 World Financial Center, Suite 400, New York, NY 10281 (tel: 212-336-1100) and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of this material can also be obtained from the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at www.sec.gov. You can find information the Underlying Fund has filed with the Commission by reference to Securities Act of 1933 File No. 33-46080 and Investment Company Act of 1940 File No. 811-7330.

SPDRS ARE DESIGNED TO CLOSELY TRACK THE VALUE OF THE STOCKS INCLUDED IN THE S&P 500 INDEX(R)

     SPDRs intend to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500 Index(R). Current information regarding the value of the S&P 500 Index(R) is available from market information servicEs. Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") obtains information for inclusion in, or for use in the calculation of, the S&P 500 Index(R) from sources S&P considers reliable. None of S&P, the Sponsor, the Underlying Fund or us acceptS responsibility for or guarantees the accuracy and/or completeness of the S&P 500 Index(R) or any data included in the S&P 500 Index(R). The Underlying Fund holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of stocks held by the Underlying Fund and component stocks of the S&P 500 Index(R) which we refer to as Index Securities, the Trustee adjusts the holdings of the Underlying Fund from time to time to conform to periodic changes in the identity and/or relative weightings of Index Securities. The Trustee aggregates certain of these adjustments and makes changes to the holdings of the Underlying Fund at least monthly or more frequently in the case of significant changes to the S&P 500 Index(R). Any change in the identity or weighting of an Index Security will result in a corresponding adjustment to the prescribed holdings of the Underlying Fund effective on any day that the New York Stock Exchange, LLC is open for business following the day on which the change to the S&P 500 Index(R) takes effect after the close of the market. The value of SPDRs fluctuates in relation to changes in the value of the holdings of the Underlying Fund. The market price of each individual SPDR may not be identical to the net asset value of such SPDR but, historically, these two valuations have been very close.

NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING FUND.

HISTORICAL INFORMATION

     The shares of the Underlying Fund are traded on the AMEX under the symbol "SPY". The following table sets forth the published highest intra-day price for the quarter, lowest intra-day price for the quarter and last day closing price for the quarter of the shares of the Underlying Fund since 2003. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the Underlying Fund as an indication of future performance. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE SHARES OF THE UNDERLYING FUND WILL NOT DECREASE, SUCH THAT WE WILL DELIVER LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AT MATURITY.

                                                HIGH         LOW       LAST DAY
                                             INTRA-DAY    INTRA-DAY    CLOSING
   PERIOD                                      PRICE        PRICE       PRICE
   ------                                      -----        -----       -----
   2003
     First Quarter..........................  $ 93.57      $ 79.17     $ 84.49
     Second Quarter.........................  $101.87      $ 84.74     $ 97.34
     Third Quarter..........................  $104.39      $ 96.07     $ 99.65
     Fourth Quarter.........................  $111.18      $ 99.92     $110.95
   2004
     First Quarter..........................  $116.60      $108.53     $112.83
     Second Quarter.........................  $115.05      $107.77     $114.19
     Third Quarter..........................  $114.04      $106.29     $111.43
     Fourth Quarter.........................  $121.65      $109.06     $120.87
   2005
     First Quarter..........................  $123.25      $116.25     $117.96
     Second Quarter.........................  $121.94      $113.55     $119.18
     Third Quarter..........................  $124.74      $118.26     $123.04
     Fourth Quarter ........................  $128.09      $116.91     $124.51
   2006
     First Quarter..........................  $131.47      $124.40     $129.83
     Second Quarter.........................  $132.80      $122.36     $127.28
     Third Quarter .........................  $133.97      $122.39     $133.58
     Fourth Quarter.........................  $143.24      $132.66     $141.69
   2007
     First Quarter .........................  $146.38      $136.75     $142.00
     Second Quarter.........................  $154.40      $141.48     $150.43
     Third Quarter..........................  $155.52      $137.28     $152.58
     Fourth Quarter ........................  $157.51      $140.67     $146.21
   2008
     First Quarter .........................  $146.96      $126.10     $131.97
     Second Quarter.........................  $144.22      $127.05     $127.98
     Third Quarter..........................  $131.50      $110.97     $115.99
     Fourth Quarter (November 21, 2008) ....  $116.80      $ 74.40     $ 79.52

     Neither we nor Holding make any representation as to the amount of dividends, if any, that the Underlying Fund will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Fund.

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 15.00% (Annualized) Three Month Knock-in Securities linked to the SPDR Trust, Series 1 due February 26, 2009 and fully and unconditionally guaranteed by Holding.

The Offering................. 15.00% (Annualized) Three Month Knock-in Reverse
                              Exchangeable Securities linked to the SPDR Trust, Series 1 due February 26, 2009

Principal Amount:............ $4,350,000

Underlying Fund.............. The Securities are linked to the SPDR Trust,
                              Series 1 exchange traded fund.

Proposed Settlement Date..... November 26, 2008

Proposed Pricing Date........ November 21, 2008

Issue Price.................. 100%

Initial Price................ $79.52 per share of the Underlying Fund. The
                              Initial Price is the Closing Price per share of the Underlying Fund on the Pricing Date. The Initial Price may be adjusted for certain events affecting the Underlying Fund.

Knock-in Level............... 60% of the Initial Price, which will be determined by the Calculation Agent. The Initial Price and consequently the Knock-in Level may be adjusted for certain events affecting the Underlying Fund. See "Discontinuance of the Underlying Fund; Alteration of Method of Calculation"

Maturity Date................ February 26, 2009

Specified Currency........... U.S. Dollars

CUSIP........................ 00083GZ64

Denominations................ The Securities may be purchased in denominations of $1,000 and integral multiples thereof.

Form of Securities........... The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee.................... The payment and delivery obligations of ABN AMRO
                              Bank N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Interest Rate................ 15.00% per annum, payable monthly in arrears on the 26th of each month commencing on December 26, 2008 and ending on the Maturity Date, which shall represent: (a) an interest coupon of 2.12% and
                              (b) an option premium of 12.88%, per annum.

Payment at Maturity.......... The payment at maturity, if any, for each
                              Security is based on the performance of the Underlying Fund and will consist of an amount in cash as follows:

                              i) If the closing price of the Underlying Fund on the primary U.S. exchange or market for such Underlying Fund has not fallen below the Knock-In Level on any trading day from but not including the Pricing Date to and including the Determination Date, we will pay you the principal amount of each Security in cash.

                              ii) If the closing price of the Underlying Fund on the primary U.S. exchange or market for such Underlying Fund has fallen below the Knock-In Level on any trading day from but not including the Pricing

                              Date to and including the Determination Date:

                              a) in the event that the closing price of the Underlying Fund on the Determination Date is at or above the Initial Price, we will pay you the principal amount of each Security in cash; or

                              b) in the event that the closing price of the Underlying Fund on the Determination Date is below the Initial Price we will deliver to you a number of shares of the Underlying Fund equal to the Redemption Amount.

                              If due to events beyond the Issuer's reasonable control, as determined by the Issuer in its sole discretion, Underlying Shares are not available for delivery at maturity the Issuer may deliver, in lieu of the Stock Redemption Amount, the cash value of the Stock Redemption Amount, determined by multiplying the Stock Redemption Amount by the Closing Price of the Underlying Shares on the Determination Date.

                              The amount payable at maturity is further subject to adjustment as described below under "-- Adjustment Events and -- Discontinuance of the Underlying Fund; Alteration of Method of Calculation."

Redemption Amount............ The Calculation Agent will determine the
                              Redemption Amount on the Determination Date by dividing $1,000 by the Initial Price of the Underlying Fund. The Initial Price and consequently the Redemption Amount may be adjusted for certain corporate events affecting the Underlying Fund. The interest payment on the Securities at maturity will be paid in cash.

Determination Date........... February 23, 2009; provided that if such day is not a Trading Day, or if a Market Disruption
                              Event has occurred on such a Trading Day, the Determination Date shall be the immediately succeeding Trading Day; provided, further, that the Determination Date shall be no later than the second scheduled Trading Day preceding the Maturity Date, notwithstanding the occurrence of a Market Disruption Event on such second scheduled Trading Day.

Closing Price................ If the Underlying Fund (or any other security for which a closing price must be determined) is listed on a U.S. securities exchange registered under the Exchange Act, or is included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board (operated by the Financial Industry Regulatory Authority), the Closing Price for one share of the Underlying Fund (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the shares of the Underlying Fund (or any such other security) are listed or admitted to trading or
                              (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the shares of the Underlying Fund, or other such security, are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on the Relevant Exchange or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for shares of the Underlying Fund (or any such other security) obtained from as many dealers in such security (which may include AAI or any of our other affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "OTC Bulletin Board Service" shall include any successor service thereto.

Relevant Exchange............ The primary U.S. securities organized exchange or market of trading for the Underlying Fund.

Trading Day.................. A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

Book Entry Note or
  Certificated Note.......... Book Entry

Trustee...................... Wilmington Trust Company

Securities Administrator..... Citibank, N.A.

Market Disruption Event...... Means, with respect to the Underlying Fund:

                              (i)  either:

                                   (x) any suspension or absence or limitation imposed on trading in stocks then constituting 20% or more of the level of such Underlying Fund by the primary exchange therefor or otherwise and whether by reason of movements in price exceeding limits permitted by such exchange or otherwise or by any exchange or quotation system on which trading in futures or options contracts relating to stocks then constituting 20% or more of the level of such Underlying Fund is executed, or

                                   (y) any event (other than an event described in clause (z) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (1) to effect transactions in or obtain market values for stocks then constituting 20% or more of the level of such Underlying Fund on the primary exchange therefor or (2) to effect transactions in or obtain market values for futures or options contracts relating to stocks then constituting 20% or more of the level of such Underlying Fund on any other exchange, or

                                   (z) the closure on any Trading Day of the primary exchange(s) for stocks then constituting 20% or more of the level of such Underlying Fund, or any exchange or quotation system on which trading in future or options relating the such stocks is executed, prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such exchange on such Trading Day and (2) the submission deadline for orders to be entered into such exchange for execution on such Trading Day; and

                              (ii) a determination by the Calculation Agent in
                                   its sole discretion that the event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                              For the purpose of determining whether a Market Disruption Event exists with respect to the Underlying Fund at any time, if trading in a security included in such Underlying Fund is materially suspended or materially limited at that time, or there occurs an event that disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for such security, then the relevant percentage contribution of that security to the level of the such Underlying Fund shall be based on a comparison of
                              (i) the portion of the level of such Underlying Fund attributable to that security relative to
                              (ii) the overall level of such Underlying Fund, in each case immediately before the occurrence of that suspension, limitation or other market disruption, as the case may be.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision permanently to discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the Underlying Fund by the primary securities market related to such contract by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Fund and (5) a suspension, absence or material limitation of trading on any relevant exchange or on the primary market on which futures or options contracts related to such Underlying Fund are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

                              The Calculation Agent shall as soon as reasonably practicable under the circumstances notify the Issuer, the Trustee, the Securities Administrator, the Depository Trust Company and the Agents of the existence or occurrence of a Market Disruption Event with respect to the Underlying Fund on any day that but for the occurrence or existence of a Market Disruption Event would have been the Determination Date for such Underlying Fund.

Exchange Factor.............. The Exchange Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Fund. See "Adjustment Events" below.

Adjustment Events............ If the shares of the Underlying Fund are subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying Fund.

                              No adjustments to the Exchange Factor shall be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                              No adjustments to the Exchange Factor or method of calculating the Exchange Factor shall be required other than those specified above. However, the Bank may, at its sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Fund (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the Market Price or the Closing Price of the Underlying Fund.

                              The Calculation Agent will provide information as to any adjustments to the Exchange Factor or method of calculating the Exchange Factor upon written request by any holder of the Securities.

Discontinuance of
the Underlying Fund;
Alteration of Method of
Calculation.................. If the Underlying Fund is liquidated or otherwise terminated and the Fund Sponsor or another entity establishes and maintains a successor or substitute fund that AAI as the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Fund (such fund being referred to herein as a "Successor Fund"), then the Final Value with respect to such Underlying Fund will be determined by reference to the value of such Successor Fund at the close of trading on the relevant exchange or market for such Successor Fund on the applicable Determination Date.

                              Upon any selection by the Calculation Agent of a Successor Fund, the Calculation Agent will cause written notice thereof to be furnished to us, the Trustee, the Securities Administrator and the Depository Trust Company as the holder of the Securities within three Trading Days of such selection.

                              If the Fund Sponsor liquidates or otherwise terminates the Underlying Fund prior to, and such liquidation or termination is continuing on, the Determination Date, and AAI as the Calculation Agent determines that no Successor Fund is available with respect to such Underlying Fund at such time, then the Calculation Agent will determine the Final Value with respect to the Underlying Fund. Such Final Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Underlying Fund last in effect prior to such liquidation or termination, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on the Determination Date for the Underlying Fund of each security most recently comprising the Underlying Fund. Notwithstanding these alternative arrangements, liquidation or termination of the Underlying Fund may adversely affect the value of the Securities.

                              If at any time the method of calculating the price of a share of the Underlying Fund or a Successor Fund, or the value thereof, is changed in a material respect, or if the Underlying Fund or a Successor Fund is in any other way modified so that such fund does not, in the opinion of AAI, as the Calculation Agent, fairly represent the value of the Underlying Fund or such Successor Fund had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on the Determination Date with respect to the Underlying Fund make such calculations and adjustments to the terms of the Securities as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a fund comparable to the Underlying Fund or Successor Fund, as the case may be, as if such changes or modifications had not been made, and on the applicable Determination Date make each relevant calculation with reference to the Underlying Fund or Successor Fund, as adjusted. Accordingly, if the method of calculating the price of a share of the Underlying Fund or a Successor Fund is modified so that the value of such fund is a fraction of what it would have been if it had not been modified, then the Calculation Agent will adjust such fund in order to arrive at a value of the Underlying Fund or Successor Fund as if it had not been modified.

Alternate Exchange
  Calculation in case
  of an Event of Default..... In case an Event of Default with respect to the
                              Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as Calculation Agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent............ AAI. All determinations made by the Calculation
                              Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts........... Subject to certain exceptions and limitations described in "Description of Debt Securities -- Payment of Additional Amounts" in the accompanying Prospectus, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book Entry................... The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

Record Date.................. The "record date" for any interest payment date is the calendar day prior to that interest payment date, whether or not that date is a business day.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Shares of the Underlying Fund Held by Us" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                    TAXATION

     Please review carefully the sections entitled "United States Federal Taxation" below and "Taxation in the Netherlands" in the accompanying Prospectus Supplement. Prospective purchasers of the Securities should consult their own tax advisers as to the tax consequences of acquiring, holding and disposing of the Securities under the tax law of any state, local or foreign jurisdiction.

     On December 7, 2007, the U.S. Treasury and the Internal Revenue Service released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. While it is not entirely clear whether the Securities are among the instruments described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of the issues raised in the notice could materially and adversely affect the tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.

     The notice indicates that it is possible the IRS may adopt a new position with respect to how the IRS characterizes income or loss (including, for example, whether the option premium might be currently included as ordinary income) on the Securities for U.S. holders of the Securities.

     You should consult your tax advisor regarding the notice and its potential implications for an investment in the Securities.

                         UNITED STATES FEDERAL TAXATION

     Please review carefully the sections entitled "United States Federal Taxation" (and in particular the subsection entitled "--Mandatorily Exchangeable Notes--Reverse Exchangeable and Knock-in Reverse Exchangeable Securities") and "Taxation in the Netherlands" in the accompanying Prospectus Supplement. Prospective purchasers of the Securities should consult their own tax advisers as to the tax consequences of acquiring, holding and disposing of the Securities under the tax law of any state, local and foreign jurisdiction.

                              PLAN OF DISTRIBUTION

     We have appointed ABN AMRO Incorporated ("AAI") as agent for this offering. AAI has agreed to use reasonable efforts to solicit offers to purchase the Securities. We will pay AAI, in connection with sales of the Securities resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 1.50% of the initial offering price of the Securities. AAI has informed us that, as part of its distribution of the Securities, it intends to reoffer the Securities to other dealers who will sell the Securities. Each such dealer engaged by AAI, or further engaged by a dealer to whom AAI reoffers the Securities, will purchase the Securities at an agreed discount to the initial offering price of the Securities. AAI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Securities at the same discount. You can find a general description of the commission rates payable to the agents under "Plan of Distribution" in the accompanying Prospectus Supplement.

     AAI is a wholly owned subsidiary of the Bank. AAI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority (the successor to the National Association of Securities Dealers, Inc.) which is commonly referred to as FINRA, regarding a FINRA member firm's distributing the securities of an affiliate. When the distribution of the Securities is complete, AAI may offer and sell those Securities in the course of its business as broker-dealer. AAI may act as principal or agent in those transactions and will make any sales at prevailing secondary market prices at the time of sale. AAI may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. AAI is not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

     To the extent that the total aggregate principal amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, and to hold such Securities for investment purposes. See "Holding of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors."

===============================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
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TABLE OF CONTENTS

PRICING SUPPLEMENT
                                                           PAGE
                                                           ----
Summary of Pricing Supplement...............               PS-3
Risk Factors................................               PS-8
Hypothetical Sensitivity Analysis of
  Total Return of the Securities
  at Maturity...............................              PS-14
Incorporation of Documents by Reference.....              PS-16
Public Information Regarding the
  Underlying Fund...........................              PS-17
Description of Securities...................              PS-19
Use of Proceeds.............................              PS-25
Taxation....................................              PS-25
Plan of Distribution........................              PS-26

PROSPECTUS SUPPLEMENT
                                                           PAGE
                                                           ----
About This Prospectus Supplement............               S-1
Risk Factors................................               S-2
Description of Notes........................               S-4
Taxation in the Netherlands.................              S-24
United States Federal Taxation..............              S-25
Plan of Distribution........................              S-34
Legal Matters...............................              S-36

PROSPECTUS
                                                           PAGE
                                                           ----
About This Prospectus.......................                 1
Where You Can Find Additional Information...                 2
Cautionary Statement on Forward-Looking
  Statements................................                 3
Consolidated Ratios of Earnings to Fixed
  Charges...................................                 4
ABN AMRO Bank N.V... .......................                 5
ABN AMRO Holding N.V. ......................                 6
Use of Proceeds.............................                 7
Description of Debt Securities..............                 8
Forms of Securities.........................                19
The Depositary..............................                20
Plan of Distribution........................                22
Legal Matters...............................                25
Experts.....................................                26
Benefit Plan Investor Considerations........                27
Enforcement of Civil Liabilities............                28
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                               ABN AMRO BANK N.V.


                                   $4,350,000


                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.



                    15.00% (ANNUALIZED) THREE MONTH KNOCK-IN
                 SECURITIES LINKED TO THE SPDR TRUST, SERIES 1
                             DUE FEBRUARY 26, 2009




                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 29, 2006 AND
                             PROSPECTUS SUPPLEMENT
                           DATED SEPTEMBER 29, 2006)




                             ABN AMRO INCORPORATED



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